Exhibit 10.26

OMNIBUS AMENDMENT

This OMNIBUS AMENDMENT (this "Amendment"), dated as of September 14, 2015, hereby amends: (i) the Note Purchase Agreement, made as of September 22, 2014, as amended by Amendment No. 1 to the Note Purchase Agreement on April 14, 2015 (the "Agreement"), by and among CNS Response, Inc., a Delaware corporation (the "Company"), and the investors listed on Schedule A thereto (each, an "Investor," and together, the "Investors"), and (ii) the Secured Convertible Promissory Notes purchased and sold pursuant to the Agreement (individually, a "Note" and, collectively, the "Notes"); each as set forth below.  Certain capitalized terms used but not defined herein have the meanings assigned to them in the Agreement.

WHEREAS, Section 4.2 of the Agreement provides for the amendment of the Agreement in accordance with the terms set forth therein; and

WHEREAS, Section 8(d) of the Notes provides for the amendment of the any term of the Notes in accordance with the terms set forth therein; and

WHEREAS, the Company desires to amend the Agreement and the Notes to set the conversion price of all Notes purchased and sold pursuant to the Agreement, both those that have been purchased and sold before the date of this Amendment and those that may be purchased and sold at any time thereafter, in the event of a qualified financing conversion or a voluntary conversion, at $0.05 per share (as adjusted for stock splits, stock dividends, combinations or the like affecting the Common Stock); and

WHEREAS, the Investors executing this Amendment constitute the Majority Holders and hold Notes whose aggregate principal amount represents a majority of the total outstanding principal amounts of all the current outstanding Notes under the Agreement, including RSJ Private Equity uzavreny investicni fond a.s.; and

WHEREAS, in accordance with Section 8(d) of the Notes and Section 4.2 of the Agreement, the Company and the Investors executing this Amendment now desire to amend the Agreement and the Notes in accordance with the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investors executing this Amendment agree as follows:

Section 1.1           Amendment to Section 2.  Section 2 of the Notes and Section 2 of the form of Note which is attached as Exhibit A to the Agreement (the "Form Note") is hereby amended by replacing the first sentence as follows:

"In the event that Company issues and sells shares of its Equity Securities (as defined below) to investors (the “Investors”) on or before the Maturity Date in an equity financing with total proceeds to the Company of not less than $5,000,000 (excluding the conversion of the Notes, other convertible indebtedness or other debt) (a “Qualified Financing”), then the outstanding principal balance and accrued interest of this Note (together, the “Conversion Amount”) shall automatically convert in whole without any further action by the Holders into a number of shares of Equity Securities equal to the quotient of the Conversion Amount divided by a conversion price of $0.05 per share (as adjusted for stock splits, stock dividends, combinations or the like affecting the Company’s common stock (“Common Stock”))."

Section 1.2           Amendment to Section 3.  Section 3 of the Notes and Section 3 of the Form Note is hereby amended and restated in its entirety as follows:

"3.          Voluntary Conversion.  Within the period of fifteen (15) days prior to the Maturity Date the Holder shall have an option to convert this Note into shares of Common Stock at a price equal to $0.05 per share (as adjusted for stock splits, stock dividends, combinations or the like affecting the Common Stock)."

Section 1.3           No Further Amendment.  Except as expressly amended by this Amendment, the Agreement and the Notes are in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement, of the Notes or any of the documents referred to therein.

Section 1.4           Effect of Amendment.  This Amendment shall amend and form a part of the Agreement and the Notes for all purposes and is expressly incorporated into the Agreement and the Notes, and the Company and each party hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any references to the Agreement or the Notes shall be deemed a reference to the Agreement or the Notes as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.  To the extent that any term or provision of this Amendment may be deemed expressly inconsistent with any term or provision in the Agreement or the Notes, the terms and provisions of this Amendment shall control.

Section 1.5           Entire Agreement.  Subject to Section 1.4 of this Amendment, the Agreement and the Notes, as amended by this Amendment, constitute the complete understanding of the Company and the Investors, regarding the subject matter hereof and supersede any and all other agreements, either oral or in writing, between the Company and the Investors with respect to the subject matter hereof and thereof, and no other statement or promise relating to the subject matter hereof or thereof which is not contained herein or therein, shall be valid or binding.

Section 1.6           Other Provisions.  The following sections of the Agreement are hereby incorporated by reference into, and made applicable to, this Amendment as if set forth herein, mutatis mutandis: Section 4.2 (Amendments and Waivers); Section 4.3 (Notices); Section 4.5 (Governing Law); Section 4.6 (Severability) and Section 4.7 (Binding Effect; Assignment).

[Signature Page Follows]

The Company and the Investors below named have caused this Amendment to be executed by their respective officers thereunto duly authorized, in each case as of the date first written above.

CNS Response, Inc.

By:
	Name:	Paul Buck
	Title:	Chief Financial officer

MAJORITY HOLDERS:

By:
Name:
Title:

[Signature Page to Omnibus Amendment]